Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of October 26, 2018, by and among Taylor Morrison Home Corporation, a Delaware corporation (the “Company”), Taylor Morrison Homes Corporation, a Delaware corporation and a direct wholly owned subsidiary of the Company (“HoldCo”), and Second Half 2018 Mergerco Inc., a Delaware corporation and a direct wholly owned subsidiary of HoldCo (“MergerCo”).

RECITALS

WHEREAS, the Company desires to reorganize into a holding company structure through the merger (the “Merger”) of MergerCo with and into the Company, with the Company surviving the Merger as a wholly owned subsidiary of HoldCo, pursuant to Section 251(g) of the Delaware General Corporation Law (the “DGCL”);

WHEREAS, at the effective time of the Merger (the “Effective Time”), each outstanding share of Class A Common Stock, par value $0.00001 per share, of the Company (the “Company Class A Common Stock”) shall be converted into one share of Class A Common Stock, par value $0.00001 per share, of HoldCo (the “HoldCo Class A Common Stock”), and each outstanding share of Class B Common Stock, par value $0.00001 per share, of the Company (the “Company Class B Common Stock”, and together with the Company Class A Common Stock, the “Company Common Stock”), shall be converted into one share of Class B Common Stock, par value $0.00001 per share, of HoldCo (the “HoldCo Class B Common Stock”, and together with the HoldCo Class A Common Stock, the “HoldCo Common Stock”);

WHEREAS, the shares of HoldCo Class A Common Stock shall have the same designations, rights, powers and preferences, and the qualifications, limitations and restrictions thereof, as the shares of Company Class A Common Stock, and the shares of HoldCo Class B Common Stock shall have the same designations, rights, powers and preferences, and the qualifications, limitations and restrictions thereof, as the shares of Company Class B Common Stock;

WHEREAS, the Certificate of Incorporation of HoldCo and the Bylaws of HoldCo, each as in effect immediately following the Effective Time, shall contain provisions identical to, respectively, the Amended and Restated Certificate of Incorporation of the Company, as amended (the “Company Charter”) and the Amended and Restated Bylaws of the Company, each as in effect immediately prior to the Effective Time, other than as permitted by Section 251(g) of the DGCL;

WHEREAS, at or promptly following the Effective Time, the Company and Holdco will enter into an Assignment and Assumption Agreement, pursuant to which, among other things, the Company will transfer to Holdco, and Holdco will assume, from and after the Effective Time, sponsorship of the Director Compensation Plan, the Equity Plan, the Award Agreements (each as defined below) and all of the Company’s rights and obligations thereunder;

WHEREAS, the directors of the Company immediately prior to the Effective Time will remain the directors of HoldCo immediately following the Effective Time;

WHEREAS, at the Effective Time, the Company Charter shall be amended as set forth in this Agreement and as required by Section 251(g) of the DGCL;

WHEREAS, the parties intend that, for United States federal income tax purposes, (i) the Merger will qualify as an exchange described in Section 351 of the Internal Revenue Code of 1986, as amended (the “Code”), (ii) the Merger will qualify as a tax-free reorganization under Section 368(a) of the Code, and (iii) the stockholders of the Company will not recognize gain or loss in connection with the Merger; and

WHEREAS, the respective boards of directors of each of the Company and HoldCo have approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger, and the board of directors of MergerCo has (i) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger, (ii) resolved to submit the adoption of this Agreement to MergerCo’s sole stockholder, and (iii) recommended that MergerCo’s sole stockholder vote in favor of the adoption of this Agreement.

NOW, THEREFORE, in consideration of the premises and agreements contained in this Agreement, and intending to be legally bound hereby, the Company, HoldCo and MergerCo hereby agree as follows:

Section 1.01 The Merger. In accordance with Section 251(g) of the DGCL and subject to, and upon the terms and conditions of, this Agreement, MergerCo shall be merged with and into the Company, the separate corporate existence of MergerCo shall cease, and the Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation”). At the Effective Time, the effects of the Merger shall be as provided in this Agreement and in Sections 251(g) and 259 of the DGCL.

Section 1.02 Effective Time. As soon as practicable after the execution and delivery of this Agreement and adoption of this Agreement by the sole stockholder of MergerCo, the Company shall file with the Office of the Secretary of State of the State of Delaware a certificate of merger (the “Certificate of Merger”), executed in accordance with the applicable provisions of the DGCL, and shall make all other filings or recordings required under the DGCL to effectuate the Merger. The Merger shall become effective upon the filing of the Certificate of Merger or at such later date and time as set forth in the Certificate of Merger.

Section 1.03 Surviving Corporation Certificate of Incorporation. The Company Charter shall be amended in the Merger in the form attached hereto as Exhibit A, and, as so amended, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided therein and in accordance with the applicable provisions of the DGCL.

Section 1.04 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, HoldCo, MergerCo or any holder of any securities thereof:

(a) Capital Stock of MergerCo. Each share of common stock, par value $0.001 per share, of MergerCo that is issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock, par value $0.00001 per share, of the Surviving Corporation.

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(b) Conversion of Outstanding Company Common Stock. Each share of Company Class A Common Stock that is issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of HoldCo Class A Common Stock, and each share of Company Class B Common Stock that is issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of HoldCo Class B Common Stock.

(c) Effect on Options and Other Share-Based Awards

(i) Options. At the Effective Time, each unexercised and unexpired option to purchase shares of Company Class A Common Stock (collectively, the “Options”) then outstanding under the Company’s 2013 Omnibus Equity Award Plan, as amended and restated, which provides for the purchase, grant or issuance of Company Class A Common Stock (the “Equity Plan”), whether or not then exercisable, shall, by virtue of the Merger and without any action on the part of the holder thereof, be assumed by Holdings. Each Option so assumed by Holdings under this Agreement will continue to have, and be subject to, the same terms and conditions as set forth in the Equity Plan and any agreements in effect thereunder immediately prior to the Effective Time including, without limitation, the vesting schedule (without acceleration thereof by virtue of the Merger and the transactions contemplated hereby) and per share exercise price, except that each Option will be exercisable (or will become exercisable in accordance with its terms) for that number of shares of HoldCo Class A Common Stock equal to the number of shares of Company Class A Common Stock that were subject to such Option immediately prior to the Effective Time.

(ii) Restricted Stock. At the Effective Time, each share of Company Class A Common Stock granted under the Equity Plan then outstanding that remains subject to vesting or other lapse restrictions (collectively, the “Restricted Stock”) shall, by virtue of the Merger and without any action on the part of the holder thereof, be assumed by Holdings. Each share of Restricted Stock so assumed by Holdings under this Agreement will continue to have, and be subject to, the same terms and conditions as set forth in the Equity Plan and any agreements thereunder in effect immediately prior to the Effective Time (including, without limitation, the vesting or other lapse restrictions (without acceleration thereof by virtue of the Merger and the transactions contemplated hereby)), except that each share of Restricted Stock will be converted into one share of HoldCo Class A Common Stock, and each such share of Restricted Stock shall otherwise be treated in the same manner as each other share of Company Class A Common Stock hereunder.

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(iii) Restricted Stock Units. At the Effective Time, each restricted stock unit granted under the Equity Plan that is then outstanding (collectively, the “RSUs,” which for the avoidance of doubt includes RSUs subject to either time-based vesting or performance based vesting conditions and deferred stock units) shall, by virtue of the Merger and without any action on the part of the holder thereof, be assumed by Holdings. Each RSU so assumed by Holdings under this Agreement will continue to have, and be subject to, the same terms and conditions as set forth in the Equity Plan and any agreements thereunder immediately in effect prior to the Effective Time (including, without limitation, the vesting schedule (without acceleration thereof by virtue of the Merger and the transactions contemplated hereby)), except that each RSU will be converted into an RSU subject to that number of shares of HoldCo Class A Common Stock equal to the number of shares of Company Class A Common Stock that were subject to such RSU immediately prior to the Effective Time.

(d) Conversion of Company Common Stock Held in Treasury. Each share of Company Common Stock that is issued but not outstanding and held in the Company’s treasury immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable equivalent share of the same class of HoldCo Common Stock, to be held immediately after completion of the Merger in the treasury of HoldCo.

(e) No Further Ownership Rights of Company Common Stock. Upon conversion thereof in accordance with this Section 1.04, all shares of Company Common Stock shall no longer be outstanding and shall cease to exist, such conversion to be deemed paid in full satisfaction of all rights pertaining to such shares of Company Common Stock, except, in all cases, as set forth in Section 1.06 and Section 251(g) of the DGCL. From and after the Effective Time, there shall be no further registration of transfers of shares of Company Common Stock on the transfer books of the Surviving Corporation. If, after the Effective Time, any certificate that immediately prior to the Effective Time represented shares of Company Common Stock (a “Certificate”) is presented to the Surviving Corporation or its transfer agent for any reason, such Certificate shall be cancelled and exchanged as provided in Section 1.06.

Section 1.05 Assumption of Certain Company Plans. Holdings and the Company hereby agree that they will, at or promptly following the Effective Time, execute, acknowledge and deliver an assignment and assumption agreement (the “Assignment and Assumption Agreement”) pursuant to which, from and after the Effective Time, the Company will assign to Holdings, and Holdings will assume and agree to perform, all obligations of the Company pursuant to (i) the Company’s Non-Employee Director Deferred Compensation Plan (the “Director Compensation Plan”), (ii) the Equity Plan, and (iii) each stock option agreement, restricted stock agreement, restricted stock unit agreement and/or any other similar agreement entered into pursuant to the Equity Plan (including those assumed by the Company under the Equity Plan), including, without limitation, each outstanding Option, Restricted Stock or RSU award granted or assumed thereunder (collectively, the “Award Agreements”).

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Section 1.06 Stock Certificates. From and after the Effective Time until thereafter surrendered to HoldCo or its transfer agent for transfer or exchange in the ordinary course, each Certificate shall be deemed for all purposes to evidence ownership of and to represent the shares of HoldCo Common Stock into which the shares of Company Common Stock represented by such Certificate immediately prior to the Effective Time have been converted pursuant to this Agreement, and each such Certificate shall be so registered on the books and records of HoldCo and its transfer agent. From and after the Effective Time, upon the surrender to HoldCo or its transfer agent for transfer or exchange in the ordinary course of any Certificate, HoldCo shall issue or cause to be issued a new certificate representing the class and number of shares of HoldCo Common Stock previously represented by such Certificate to the person or persons or entity or entities entitled thereto. If any Certificate shall have been lost, stolen or destroyed, then, upon the making of an affidavit of such fact by the person or entity claiming such Certificate to be lost, stolen or destroyed and the providing of an indemnity by such person or entity to HoldCo, in form, substance and amount reasonably satisfactory to HoldCo, against any claim that may be made against it with respect to such Certificate, HoldCo shall issue or cause to be issued to such person or entity, in exchange for such lost, stolen or destroyed Certificate, a new certificate representing the class and number of shares of HoldCo Common Stock into which the shares of Company Common Stock represented by such Certificate immediately prior to the Effective Time have been converted pursuant to this Agreement.

Section 1.07 HoldCo Shares. Prior to the Effective Time, the Company and HoldCo shall take any and all actions as are necessary to ensure that each share of capital stock of HoldCo that is owned by the Company immediately prior to the Effective Time shall be cancelled and cease to be outstanding from and after the Effective Time, and no payment shall be made therefor, and the Company, by execution of this Agreement, agrees to forfeit such shares and relinquish any rights to such shares.

Section 1.08 No Appraisal Rights. In accordance with the DGCL, no appraisal rights shall be available to any holder of shares of Company Common Stock in connection with the Merger.

Section 1.09 Tax Treatment. This Agreement is intended to constitute a “plan of reorganization” within the meaning of Treasury Regulation Section 1.368-2(g), and the Merger is intended to qualify as a reorganization within the meaning of Section 368(a) of the Code. The Merger is also intended to constitute a transaction as to which the rights of the holders of the Company Common Stock have been previously defined, and in which such holders will exchange such stock for all the HoldCo Common Stock (constituting all the issued and outstanding stock of HoldCo and “control” of HoldCo within the meaning of Section 368(c) of the Code), subject to Section 351(a) and related provisions of the Code. Each party hereto shall use its reasonable best efforts to cause the Merger to qualify for the foregoing treatment, and will not knowingly take any actions or cause any actions to be taken which could reasonably be expected to prevent the Merger from qualifying for such treatment. Each party hereto shall file all tax returns (including amended returns and claims for refunds) in a manner consistent with such treatment and shall use their reasonable best efforts to sustain such treatment in any subsequent tax audit or dispute.

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Section 1.10 Termination. This Agreement may be terminated, and the Merger and the other transactions provided for herein may be abandoned, whether before or after the adoption of this Agreement by the sole stockholder of MergerCo, at any time prior to the Effective Time, by action of the board of directors of the Company. In the event of termination of this Agreement, this Agreement shall forthwith become void and have no effect, and none of the Company, HoldCo, MergerCo or any of their respective stockholders, directors or officers shall have any liability with respect to such termination or abandonment.

Section 1.11 Amendments. At any time prior to the Effective Time, this Agreement may be supplemented, amended or modified, whether before or after the adoption of this Agreement by the sole stockholder of MergerCo, by the mutual consent of the parties to this Agreement; provided, however, that no amendment shall be effected subsequent to the adoption of this Agreement by the sole stockholder of MergerCo that by law requires further approval or authorization by the sole stockholder of MergerCo or the stockholders of the Company without such further approval or authorization. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by all of the parties hereto.

Section 1.12 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws.

Section 1.13 Counterparts. This Agreement may be executed in one or more counterparts, each of which when executed shall be deemed to be an original and all of which shall constitute one and the same agreement.

Section 1.14 Entire Agreement. This Agreement constitutes the entire agreement and supersedes all other prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

Section 1.15 Severability. The provisions of this Agreement are severable, and in the event that any provision hereof is determined to be invalid or unenforceable, such invalidity or unenforceability shall not in any way affect the validity or enforceability of the remaining provisions hereof.

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IN WITNESS WHEREOF, the Company, HoldCo and MergerCo have caused this Agreement to be executed by their respective duly authorized officers as of the date first written above.

TAYLOR MORRISON HOME CORPORATION

By:	/s/ Darrell C. Sherman
Name:	Darrell C. Sherman
Title:	Executive Vice President, Chief Legal Officer and Secretary

TAYLOR MORRISON HOMES CORPORATION

By:	/s/ Darrell C. Sherman
Name:	Darrell C. Sherman
Title:	Executive Vice President, Chief Legal Officer and Secretary

SECOND HALF 2018 MERGERCO INC.

By:	/s/ Darrell C. Sherman
Name:	Darrell C. Sherman
Title:	Executive Vice President, Chief Legal Officer and Secretary

Exhibit A

Surviving Company Certificate of Incorporation

THIRD AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

of

TAYLOR MORRISON HOME II CORPORATION

1. Name. The name of the corporation is Taylor Morrison Home II Corporation (the “Corporation”).

2. Address; Registered Office and Agent. The address of the Corporation’s registered office is 160 Greentree Drive, Suite 101, in the City of Dover, County of Kent, State of Delaware 19904, and the name of its registered agent at such address is National Registered Agents, Inc.

3. Purposes. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware, as the same may be amended from time to time (the “DGCL”).

4. Number of Shares. The total number of shares of capital stock that the Corporation shall have authority to issue is 100 shares of Common Stock with the par value of $0.00001 per share (the “Common Stock”).

5. Common Stock. The designation, relative rights, preferences and limitations of the shares of Common Stock are as follows:

5.1 Voting Rights.

Except as may otherwise be provided in this Third Amended and Restated Certificate of Incorporation (this “Certificate of Incorporation” or this “Certificate”) or by applicable law, each holder of Common Stock, as such, shall be entitled to one vote for each share of Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote and shall vote together as a single class on all matters.

5.2 Dividends; Stock Splits or Combinations.

(a) Dividends of cash or property may be declared and paid on the Common Stock out of the assets of the Corporation that are by law available therefor, at the times and in the amounts as the board of directors of the Corporation (the “Board”) in its discretion may determine. Except as otherwise permitted by the New TMM LPA, dividends of cash or property may be declared and paid on the Common Stock only if there is a concurrent and proportionate dividend paid to the holders of outstanding New TMM Units.

(b) In no event will any stock dividend, stock split, reverse stock split, combination of stock, reclassification or recapitalization be declared or made on any class of Common Stock (each, a “Stock Adjustment”) unless (a) a corresponding Stock Adjustment in the class of Common Stock not so adjusted at the time outstanding is made in the same proportion and the same manner and (b) the Stock Adjustment has been reflected in the same economically equivalent manner on all New TMM Units.

5.3 Liquidation and Other Events.

In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation, if any, the holders of all outstanding shares of Common Stock will be entitled to receive, pari passu, an amount per share equal to the par value thereof and thereafter the holders of all outstanding shares of Common Stock will be entitled to receive the remaining assets of the Corporation available for distribution ratably in proportion to the number of shares of Common Stock.

6. Board of Directors.

6.1 Number of Directors. The business and affairs of the Corporation shall be managed by, or under the direction of, the Board. The total number of directors constituting the entire Board shall be not less than three nor more than fifteen, with the then-authorized number of directors being fixed from time to time by the Board.

6.2 Term of Office. At each annual meeting of stockholders all of the directors shall be elected for a term of one year, with each director holding office until the next annual meeting of stockholders and until his or her successor has been duly elected and qualified, or until his or her earlier death, resignation, retirement, disqualification or removal.

6.3 Vacancies and Newly Created Directorships. Except as otherwise provided by applicable law, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board resulting from death, resignation, retirement, disqualification, removal or other cause shall be filled solely by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board. Any director so chosen shall hold office until the next annual meeting of stockholders and until his or her successor has been duly elected and qualified, or until his or her earlier death, resignation, retirement, disqualification or removal. No decrease in the number of directors shall shorten the term of any director then in office.

6.4 Removal of Directors. Unless otherwise provided by this Certificate or applicable law, any director may be removed from office at any time, with or without cause, by the affirmative vote of the holders of a majority in voting power of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

7. Meetings of Stockholders.

7.1 No Action by Written Consent. Any action required or permitted to be taken by the stockholders of the Corporation may be effected only at a duly called annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing by such stockholders.

7.2 Special Meetings of Stockholders. Subject to the requirements of applicable law, special meetings of stockholders of the Corporation may be called only (i) by or at the direction of the Board pursuant to a written resolution adopted by a majority of the total number of directors which the Corporation would have if there were no vacancies or (ii) by or at the direction of the Chairman or Vice-Chairman of the Board, the Chief Executive Officer of the Corporation. Any business transacted at any special meeting of stockholders shall be limited to matters relating to the purpose or purposes stated in the notice of meeting.

7.3 Election of Directors by Written Ballot. Unless and except to the extent that the By-laws shall so require, the election of the Directors need not be by written ballot.

8. Business Combinations.

8.1 Opt Out of DGCL 203. The Corporation shall not be governed by Section 203 of the DGCL.

8.2 Limitations on Business Combinations. Notwithstanding the foregoing, the Corporation shall not engage in any business combination (as defined below), at any point in time at which the Corporation’s Common Stock is registered under Section 12(b) or 12(g) of the Exchange Act, with any interested stockholder (as defined below) for a period of three (3) years following the time that such stockholder became an interested stockholder, unless:

(i) prior to such time, the Board approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder, or

(ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock (as defined below) of the Corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned by (i) persons who are directors and also officers or (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer, or

(iii) at or subsequent to such time, the business combination is approved by the Board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two thirds of the outstanding voting stock of the Corporation which is not owned by the interested stockholder.

8.3 Definitions. For purposes of this Article 8, references to:

(i) “affiliate” means a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another person.

(ii) “associate,” when used to indicate a relationship with any person, means: (i) any corporation, partnership, unincorporated association or other entity of which such person is a director, officer or partner or is, directly or indirectly, the owner of 20% or more of any class of voting stock; (ii) any trust or other estate in which such person has at least a 20% beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity; and (iii) any relative or spouse of such person, or any relative of such spouse, who has the same residence as such person.

(iii) “business combination,” when used in reference to the Corporation and any interested stockholder of the Corporation, means:

(1) any merger or consolidation of the Corporation or any direct or indirect majority-owned subsidiary of the Corporation (a) with the interested stockholder, or (b) with any other corporation, partnership, unincorporated association or other entity if the merger or consolidation is caused by the interested stockholder and as a result of such merger or consolidation paragraph (b) of this Article 8 is not applicable to the surviving entity;

(2) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), except proportionately as a stockholder of the Corporation, to or with the interested stockholder, whether as part of a dissolution or otherwise, of assets of the Corporation or of any direct or indirect majority-owned subsidiary of the Corporation which assets have an aggregate market value equal to 10% or more of either the aggregate market value of all the assets of the Corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of the Corporation;

(3) any transaction which results in the issuance or transfer by the Corporation or by any direct or indirect majority-owned subsidiary of the Corporation of any stock of the Corporation or of such subsidiary to the interested stockholder, except: (a) pursuant to the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary which securities were outstanding prior to the time that the interested stockholder became such; (b) pursuant to a merger under Section 251(g) of the DGCL; (c) pursuant to a dividend or distribution paid or made, or the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary which security is distributed, pro rata to all holders of a class or series of stock of the Corporation subsequent to the time the interested stockholder became such; (d) pursuant to an exchange offer by the Corporation to purchase stock made on the same terms to all holders of said stock; or (e) any issuance or transfer of stock by the Corporation; provided, however, that in no case under items (c)-(e) of this subsection (3) shall there be an increase in the interested stockholder’s proportionate share of the stock of any class or series of the Corporation or of the voting stock of the Corporation (except as a result of immaterial changes due to fractional share adjustments);

(4) any transaction involving the Corporation or any direct or indirect majority-owned subsidiary of the Corporation which has the effect, directly or indirectly, of increasing the proportionate share of the stock of any class or series, or securities convertible into the stock of any class or series, of the Corporation or of any such subsidiary which is owned by the interested stockholder, except as a result of immaterial changes due to fractional share adjustments or as a result of any purchase or redemption of any shares of stock not caused, directly or indirectly, by the interested stockholder; or

(5) any receipt by the interested stockholder of the benefit, directly or indirectly (except proportionately as a stockholder of the Corporation), of any loans, advances, guarantees, pledges, or other financial benefits (other than those expressly permitted in subsections (1)-(4) above) provided by or through the Corporation or any direct or indirect majority-owned subsidiary.

(iv) “control,” including the terms “controlling,” “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting stock, by contract, or otherwise. A person who is the owner of 20% or more of the outstanding voting stock of the Corporation, partnership, unincorporated association or other entity shall be presumed to have control of such entity, in the absence of proof by a preponderance of the evidence to the contrary. Notwithstanding the foregoing, a presumption of control shall not apply where such person holds voting stock, in good faith and not for the purpose of circumventing this Article 8, as an agent, bank, broker, nominee, custodian or trustee for one or more owners who do not individually or as a group have control of such entity.

(v) “interested stockholder” means any person (other than the Corporation or any direct or indirect majority-owned subsidiary of the Corporation) that (i) is the owner of 15% or more of the outstanding voting stock of the Corporation, or (ii) is an affiliate or associate of the Corporation and was the owner of 15% or more of the outstanding voting stock of the Corporation at any time within the three (3) year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder, and the affiliates and associates of such person; provided, however, that the term “interested stockholder” shall not include (a) the Investors or sponsor transferees, or (b) any person whose ownership of shares in excess of the 15% limitation set forth herein is the result of any action taken solely by the Corporation; provided that such person specified in this clause (b) shall be an interested stockholder if thereafter such person acquires additional shares of voting stock of the Corporation, except as a result of further corporate action not caused, directly or indirectly, by such person. For the purpose of determining whether a person is an interested stockholder, the voting stock of the Corporation deemed to be outstanding shall include stock deemed to be owned by the person through application of the definition of “owner” below but shall not include any other unissued stock of the Corporation which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

(vi) “owner,” including the terms “own” and “owned,” when used with respect to any stock, means a person that individually or with or through any of its affiliates or associates:

(1) beneficially owns such stock, directly or indirectly; or

(2) has (a) the right to acquire such stock (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise; provided, however, that a person shall not be deemed the owner of stock tendered pursuant to a tender or exchange offer made by such person or any of such person’s affiliates or associates until such tendered stock is accepted for purchase or exchange; or (b) the right to vote such stock pursuant to any agreement, arrangement or understanding; provided, however, that a person shall not be deemed the owner of any stock because of such person’s right to vote such stock if the agreement, arrangement or understanding to vote such stock arises solely from a revocable proxy or consent given in response to a proxy or consent solicitation made to ten (10) or more persons; or

(3) has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent as described in item (b) of subsection (2) above), or disposing of such stock with any other person that beneficially owns, or whose affiliates or associates beneficially own, directly or indirectly, such stock.

(vii) “person” means any individual, corporation, partnership, unincorporated association or other entity.

(viii) “stock” means, with respect to any corporation, capital stock and, with respect to any other entity, any equity interest.

(ix) “sponsor transferee” means any Person who acquires voting stock of the Corporation from a Principal Stockholder (other than in a public offering) and who is designated in writing by such Principal Stockholder as a “sponsor transferee.” (x) “voting stock” means stock of any class or series entitled to vote generally in the election of directors.

9. Limitation of Liability.

(a) To the fullest extent permitted under the DGCL, as amended from time to time, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

(b) Any amendment or repeal of Section 9(a) shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment or repeal.

10. Indemnification.

10.1 Right to Indemnification. The Corporation shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person (a “Covered Person”) who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another entity or enterprise, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such Covered Person. Notwithstanding the preceding sentence, except as otherwise provided in Section 10.3, the Corporation shall not be required to indemnify a Covered Person in connection with a Proceeding (or part thereof) commenced by such Covered Person (other than a Proceeding brought by such Covered Person (i) by way of defense or counterclaim, or (ii) to enforce such Covered Person’s rights to indemnification, advancement or contribution under any agreement, certificate of incorporation, bylaws or under statute or other law) unless the commencement of such Proceeding (or part thereof) by the Covered Person was authorized by the Board.

10.2 Advancement of Expenses. To the extent not prohibited by applicable law, the Corporation shall advance the expenses (including attorneys’ fees) incurred by a Covered Person that is or was a director of the Corporation in defending any Proceeding in advance of its final disposition and the Corporation may advance the expenses (including attorneys’ fees) incurred by any other Covered Person; provided, however, that, to the extent required by applicable law, such payment of expenses in advance of the final disposition of the Proceeding shall be made only upon receipt of an undertaking by the Covered Person to repay all amounts advanced if it should be ultimately determined that the Covered Person is not entitled to be indemnified under this Article 10 or otherwise; such undertaking shall be unsecured and interest free and shall be accepted without regard to the Covered Person’s ability to repay amounts advanced and without regard to the Covered Person’s entitlement to indemnification.

10.3 Claims. If a claim for indemnification or advancement of expenses under this Article 10 is not paid in full within thirty (30) days after a written claim therefor by the Covered Person has been received by the Corporation, the Covered Person may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim. In any such action the Corporation shall have the burden of proving that the Covered Person is not entitled to the requested indemnification or advancement of expenses under applicable law.

10.4 Nonexclusivity of Rights. The rights conferred on any Covered Person by this Article 10 shall not be exclusive of any other rights that such Covered Person may have or hereafter acquire under any statute, provision of this Certificate, the By-laws, agreement, vote of stockholders or disinterested directors or otherwise.

10.5 Other Sources.

(a) The Corporation’s obligation, if any, to indemnify or to advance expenses to any Covered Person who was or is serving at its request as a director, officer, employee or agent of another entity or enterprise shall be reduced by any amount such Covered Person may collect as indemnification or advancement of expenses from such other entity or enterprise.

(b) In all events, (i) the Corporation hereby agrees that it is the indemnitor of first resort (i.e. its obligation to Indemnitee to provide advancement and/or indemnification to such Covered Person are primary and any obligation of the Principal Stockholders (including any Affiliate thereof other than the Corporation) to provide advancement or indemnification hereunder or under any other indemnification agreement (whether pursuant to contract, by-laws or charter), or any obligation of any insurer of the Principal Stockholders to provide insurance coverage, for the same expenses, liabilities, judgments, penalties, fines and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of such expenses, liabilities, judgments, penalties, fines and amounts paid in settlement) incurred by such Covered Person are secondary and (ii) if any Principal Stockholder (or any Affiliate thereof, other than the Corporation) pays or causes to be paid, for any reason, any amounts otherwise indemnifiable hereunder or under any other indemnification agreement (whether pursuant to contract, by-laws or charter) with such Covered Person, then (x) such Principal Stockholder (or such Affiliate, as the case may be), as the case may be, shall be fully subrogated to all rights of such Covered Person with respect to such payment and (y) the Corporation shall fully indemnify, reimburse and hold harmless such Principal Stockholder (or such other Affiliate), as the case may be, for all such payments actually made by such Principal Stockholder (or such other Affiliate).

10.6 Amendment or Repeal. Any amendment or repeal of the foregoing provisions of this Article 10 shall not adversely affect any right or protection hereunder of any Covered Person in respect of any act or omission occurring prior to the time of such amendment or repeal.

10.7 Other Indemnification and Prepayment of Expenses. This Article 10 shall not limit the right of the Corporation, to the extent and in the manner permitted by applicable law, to indemnify and to advance expenses to persons other than Covered Persons when and as authorized by appropriate corporate action.

11. Adoption, Amendment or Repeal of By-Laws. In furtherance and not in limitation of the powers conferred by law, the Board is expressly authorized to make, alter, amend or repeal the By-laws subject to the power of the stockholders of the Corporation entitled to vote with respect thereto to make, alter, amend or repeal the By-laws; provided, that with respect to the powers of stockholders entitled to vote with respect thereto to make, alter, amend or repeal the By-laws, in addition to any other vote otherwise required by law, the affirmative vote of the holders of at least seventy-five percent (75%) of the voting power of the outstanding shares of capital stock of the Corporation entitled to vote with respect thereto, voting together as a single class, shall be required for the stockholders to make, alter, amend or repeal the By-laws.

12. Adoption, Amendment and Repeal of Certificate. The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate, in the manner now or hereafter prescribed by the DGCL, and all rights conferred upon stockholders herein are granted subject to this reservation. Notwithstanding anything to the contrary contained in this Certificate, and notwithstanding that a lesser percentage may be permitted from time to time by applicable law, no provision of Sections 7.1 and 7.2 of Article 7 and Articles 8 through 13 may be altered, amended or repealed in any respect, nor may any provision or bylaw inconsistent therewith be adopted, unless in addition to any other vote required by this Certificate or otherwise required by law, such alteration, amendment, repeal or adoption is approved by the affirmative vote of the holders of at least seventy-five percent (75%) of the voting power of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, at a meeting of the stockholders called for that purpose.

13. Forum for Adjudication of Disputes. Unless the Corporation consents in writing to the selection of alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the Corporation, (b) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (c) any action asserting a claim arising pursuant to any provision of the DGCL or (d) any action asserting a claim governed by the internal affairs doctrine. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of consent to the provision of this Article 13.

14. Severability. If any provision or provisions of this Certificate shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Certificate (including, without limitation, each portion of any paragraph of this Certificate containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and (ii) to the fullest extent possible, the provisions of this Certificate (including, without limitation, each such portion of any paragraph of this Certificate containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service to or for the benefit of the Corporation to the fullest extent permitted by law.

15. DGCL Section 251(g). Any act or transaction by or involving the Corporation, other than the election or removal of directors of the Corporation, that requires for its adoption under the DGCL or this Certificate of Incorporation the approval of the stockholders shall, in accordance with Section 251(g) of the DGCL, require, in addition, the approval of the stockholders of Taylor Morrison Homes Corporation, a Delaware corporation (or any successor thereto by merger), by the same vote as is required by the DGCL and/or by the organizational documents of this Certificate of Incorporation.

16. Definitions. As used in this Certificate, unless the context otherwise requires, the term:

(a) “Affiliate” means a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another person. For the purposes of this definition, “control,” when used with respect to any Person, means the power to direct or cause the direction of the affairs or management of that Person, whether through the ownership of voting securities, as trustee, personal representative or executor, by contract, credit arrangement or otherwise.

(b) “Board” is defined in Section 5.1(ii)(1).

(c) “By-laws” means the By-laws of the Corporation, as such By-laws may be amended from time to time.

(d) “Certificate” is defined in the preamble.

(e) “Disposition Event” has the meaning attributed to such term in the New TMM LPA.

(f) “Common Stock” is defined in Section 4.

(g) “Corporation” is defined in the preamble.

(h) “Covered Person” is defined in Section 10.1.

(i) “DGCL” is defined in the preamble.

(j) “Exchange Act” means the Securities Exchange Act of 1934, as amended, and any successor law or statute.

(k) “Exchange Agreement” has the meaning attributed to such term in the Stockholders Agreement.

(l) “Investors” means the Principal Stockholders and the JHI Entities.

(m) “JHI Entities” means any investment funds affiliated with JH Investments, Inc. and their respective successors and Affiliates.

(n) “New TMM” means TMM Holdings II, Limited Partnership.

(o) “New TMM LPA” means the Limited Partnership Agreement of New TMM as in effect from time to time.

(p) “New TMM Units” has the meaning attributed to such term in the Stockholders Agreement.

(q) “Oaktree Entities” means any investment funds affiliated with Oaktree Capital Management, L.P. and their respective successors and Affiliates.

(r) “Principal Stockholders” means collectively (i) the Oaktree Entities and (ii) the TPG Entities.

(s) “Proceeding” is defined in Section 10.1. (t) “Stockholders Agreement” means the Stockholders Agreement among the Corporation, TPG TMM Holdings II, L.P., Oaktree TMM Holdings II, L.P. and JHI Holding Limited Partnership, as in effect from time to time.

(u) “TPG Entities” means any investment funds affiliated with TPG Global, LLC and their respective successors and Affiliates.

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